Exhibit (a)(5)(B)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated March 26, 2013, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Obagi Medical Products, Inc.

at

$19.75 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated March 26, 2013

by

Odysseus Acquisition Corp.

a wholly owned subsidiary of

Valeant Pharmaceuticals International

a wholly owned subsidiary of

Valeant Pharmaceuticals International, Inc.

Odysseus Acquisition Corp., a Delaware corporation (the “Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.001 (“Shares”), of Obagi Medical Products, Inc., a Delaware corporation (“Obagi” or the “Company”), at a price of $19.75 per Share, net to the seller in cash, without interest (less any required withholding taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 26, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Purchaser is a wholly owned subsidiary of Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), which is a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Valeant”). If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 19, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Obagi, the Purchaser, VPI and Valeant, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Obagi, with Obagi continuing as the surviving corporation (the “Merger”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 23, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON

APRIL 22, 2013), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is not subject to any financing condition. The Offer is, however, subject to the following conditions, among others:

•

there shall have been validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the expiration time) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by VPI, the Purchaser or any of their respective subsidiaries, would represent more than a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Obagi would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the “Minimum Condition”);

•

any applicable waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart Scott-Rodino Antitrust Improvement Act of 1976, as amended, and any other applicable foreign antitrust, competition or similar Law shall have expired or been terminated;

•

there shall not be in effect any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority preventing or prohibiting the consummation of the Offer or the Merger, and there shall not be pending any action initiated or brought by any governmental authority seeking to enjoin, restrain, prohibit or otherwise prevent the consummation of the Offer or the Merger or to impose limitations on the ownership of the capital stock or the business of Obagi by VPI or Purchaser or seeking any action that is not required to be undertaken pursuant to the terms of the Merger Agreement;

•	there shall not be any material adverse effect on Obagi; and

•	the Merger Agreement shall not have been terminated in accordance with its terms and shall not have been amended in accordance with its terms to provide for such termination or amendment of the Offer.

The foregoing conditions are for the sole benefit of Purchaser and VPI and may be asserted by Purchaser or VPI, regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by VPI or Purchaser in their sole discretion, in whole or in part, at any applicable time or from time to time without Obagi’s consent, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). A more detailed discussion of the conditions to consummation of the Offer is contained in the Offer to Purchase.

THE OBAGI BOARD UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

The Obagi Board of Directors (the “Obagi Board”) unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) declared that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of the Company and its stockholders, (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and (iv) recommended that the holders of Shares adopt the Merger Agreement if such approval is required by applicable law.

The purpose of the Offer and the Merger is for the Purchaser, to acquire control of, and the entire equity interest in, Obagi. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser intends to effect the Merger.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with applicable legal requirements will have appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, if VPI, the Purchaser and any of their respective affiliates beneficially own, after the consummation of the Offer and any exercise of the Top-Up Option (as defined below), at least 90% of the then outstanding Shares, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such beneficial ownership threshold is reached, without a meeting of the stockholders of Obagi. Obagi has granted the Purchaser an irrevocable option (the “Top-Up Option”), subject to certain limitations, to purchase from Obagi the number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares held by VPI and the Purchaser at the time such option is exercised, constitutes one share more than 90% of the total Shares then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares), at a price per share equal to the Offer Price.

On the terms and subject to the conditions of the Merger Agreement and to the extent permitted by applicable law, including rules and regulations of the SEC, the Purchaser expressly reserves the right to waive any condition of the Offer in whole or in part, or to modify the terms of the Offer; except that, without the written consent of Obagi, the Purchaser will not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares subject to the Offer; (iv) waive or change the Minimum Condition or the Termination Condition, (v) add to the conditions of the Offer, (vi) terminate, or extend or otherwise amend or modify the expiration date of the Offer other than in accordance with the Merger Agreement or (vii) amend, modify or supplement any condition to or any term of the Offer set forth in the Merger Agreement in a manner (other than in an immaterial manner) adverse to the holders of Shares.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser reserves the right, and under certain circumstances the Purchaser may be required, to extend the Offer, as described in Section 1 of the Offer to Purchase. The Purchaser may, and will if fewer than 90% of the Shares then outstanding have been accepted for payment in the Offer or are to be acquired pursuant to the exercise of the Top-Up Option, provide for a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Purchaser will not be required to provide a Subsequent Offering Period (i) beyond September 19, 2013 or (ii) at any time the Purchaser or VPI is permitted to terminate the Merger Agreement. A Subsequent Offering Period, if provided, will be an additional offering period after the Purchaser has accepted for payment and made payment for Shares in the Offer.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer. Further, if the Purchaser has not accepted Shares for payment by May 24, 2013, they may be withdrawn at any time prior to our acceptance for payment after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, the Depositary, the Information Agent (identified below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase, at any time prior to the expiration time of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Obagi has provided the Purchaser with Obagi’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear Obagi’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares purchased pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Tender Offer is:

Stockholders may call toll free: (800) 628-8536

Banks and Brokers may call collect: (212) 269-5550

March 26, 2013

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